NOTICE TO PARTICIPANTS OF STOCK BONUS PLAN TERMINATION

On December 5, 2000, the Board of Directors of Intergraph Corporation resolved to terminate the Company's Stock Bonus Plan ("Plan") effective for the plan year ending December 31, 2000, and to amend the Company's 401(k) Plan to permit the Company to make discretionary profit sharing contributions to the 401(k) Plan. This will enable the Company and its employees to make contributions to one retirement plan which will be the 401(k) Plan.

As part of the termination process the Company will apply to the Internal Revenue Service for a determination that the Plan will maintain its qualified status at termination. It is expected that the IRS will take several months to respond to the Company's request for a determination letter. Prior to receipt of the favorable determination letter from the IRS, the terms and provisions of the plan regarding participant accounts will remain unchanged except that all participants will be fully vested in their accounts at termination of the Plan.

Upon the receipt of a favorable response from the IRS, all participants will be able to receive a full disbursement of their account balances. Each participant will be entitled to receive a lump sum distribution of their account balance (subject to income tax liability and withholdings), or to perform a tax-free rollover of their account balance to an IRA or other qualified plan. You will receive more detailed information about distribution options after the receipt of a favorable determination by the IRS.

As part of this termination process, you will receive a "Notice to Interested Parties". This notice is to inform you that the Company is about to file its request with the IRS. The text of the notice is legally required by the IRS, and no specific action is required on your part.

As noted above, in conjunction with the termination of the Stock Bonus Plan, the Board also resolved to amend the Company's 401(k) Plan to permit discretionary profit sharing contributions to be made to the 401(k) Plan, beginning with the 2001 plan year. This will permit the Company, and you, to consolidate the administration of the Company's employee retirement contributions.

Presently there are 9,745 participants with account balances in the Plan, and approximately 5,062,000 shares of Intergraph common stock have been allocated to the accounts of the Plan's participants. These shares will be available for distribution to Plan participants after receipt of a favorable determination letter from the IRS. The Company believes that shares distributed from the Plan will be exempt from the registration requirements of the Securities Act of 1933, and may be transferred by the Plan participants without registration. However, the Company will request a "no action letter" from the Securities and Exchange Commission to confirm the availability of such an exemption. You will receive more detailed information concerning the transferability of shares distributed from the Plan following the receipt of a determination by the Securities and Exchange Commission.

This notice has been prepared by the Administrative Committee of the Stock Bonus Plan. Questions and comments should be directed to:

     Jeanine Causey 256-730-6019 (email: jscausey@ingr.com)
     Dreyfus Customer Service 1-800-933-0992

Additional information pertaining to the Intergraph Employee Stock Bonus Plan is also available on Intergraph's Website, located at www.intergraph.com.

The date of this notice is December 15, 2000.